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                                                                     EXHIBIT 3.1


                           SEARCH CAPITAL GROUP, INC.

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF DESIGNATION OF
                       9%/7% CONVERTIBLE PREFERRED STOCK


     Search Capital Group, Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), does hereby execute this Certificate of Amendment amending the Certificate of Incorporation of the Corporation and does hereby certify that:

     1.   The name of the Corporation is Search Capital Group, Inc.

     2. (a) The Board of Directors of the Corporation, by unanimous written consent dated July 11, 1996, has duly adopted the following resolutions with respect to the Corporation's 9%/7% Convertible Preferred Stock:

          WHEREAS, there are currently 17,500,000 authorized shares of the series of the Corporation's preferred stock designated as the 9%/7% Convertible Preferred Stock, par value $0.01 per share (the "9%/7% Preferred Stock"), of which 16,992,767 are issued and outstanding; and

          WHEREAS, pursuant to the Certificate of Designation of the 9%/7% Preferred Stock, the Board of Directors of the Corporation may increase or decrease the number of authorized shares of the 9%/7% Preferred Stock, but may not decrease below the number of shares of the series then outstanding; and

          WHEREAS, the Corporation desires to increase the authorized number of shares of the 9%/7% Preferred Stock from 17,500,000 shares to 55,000,000 shares.

          NOW, THEREFORE, BE IT RESOLVED, that the authorized number of shares of the 9%/7% Preferred Stock be and hereby is increased from 17,500,000 shares to 55,000,000 shares.

          BE IT FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized, empowered and directed to cause to be prepared and filed a Certificate of Amendment setting forth these resolutions for the purpose of amending the Certificate of Designation of the 9%/7% Preferred Stock to reflect the increase in the number of authorized shares of the 9%/7% Preferred Stock from 17,500,000 shares to 55,000,000 shares.

          (b) The foregoing resolution, having authorized and directed an increase in the number of shares of 9%/7% Preferred Stock, effective upon filing of this Certificate in the office

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of the Secretary of State, the authorized number of shares of 9%/7% Preferred
Stock shall be increased from 17,500,000 shares to 55,000,000 shares.

     3. Pursuant to Section 242 of the DGCL, this Certificate of Amendment shall be effective upon filing in the office of the Secretary of State and shall have the effect of amending the Certificate of Incorporation of the Corporation as set forth herein.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested on its behalf this 11th day of July, 1996.

                                       SEARCH CAPITAL GROUP, INC.



                                       By:         /s/ George C. Evans
                                          -------------------------------------
                                       Name:    George C. Evans
                                       Title:   Chairman, President and Chief
                                                Executive Officer

ATTEST:


By:   /s/ Joe B. Dorman
   --------------------------
Name:  Joe B. Dorman
Title: Secretary